Exhibit 99.1

JAGGED PEAK, INC. ANNOUNCES FINANCIAL RESULTS FOR

THE SECOND QUARTER OF FISCAL 2007

Company Contact:	Investor Relations Contact:
Jagged Peak, Inc.	Jagged Peak, Inc.
Paul Demirdjian	Andrew J. Norstrud
727.499.1717	727.499.1717

➢	NET REVENUES INCREASED OVER 10% TO $6.5 MILLION

➢	POSITIVE EBITDA

➢	INCREASED INFRASTRUCTURE

➢	BACKLOG OF BUSINESS GROWING

CLEARWATER, FL– August 10, 2007–Jagged Peak, Inc. (OTCBB: JGPK), a global provider of enterprise commerce, demand management, and fulfillment solutions and services, announced financial results for the second quarter ended June 29, 2007.

Net revenues for the 26-week period increased over 10 percent to approximately $6.5 million, compared to approximately $5.9 million for the same period last year. The increase in revenue primarily related to the continued expansion of services to existing customers and new technology customers. Cost of sales, which consist primarily of labor, software amortization, technology, facilities and other reimbursable expenses, increased by approximately 14 percent, to approximately $5 million, compared to approximately $4.4 million for the same period last year. As a percentage of revenue, cost of sales increased by approximately 3 percent compared to the same period last year. The increased cost of sales and the increase as a percentage of revenue resulted primarily from increased order volume, increased production capacity, increased lower margin revenue, technology enhancements and costs related to increased shipping revenue. General and Administrative expenses increased by approximately 12 percent to approximately $1.6 million compared with costs of approximately $1.4 million during the same period last year. The increase was primarily related to the increase in sales personnel and other overhead expenses related to the sales and marketing plan, increased infrastructure costs and employee benefits. The Company reported a net loss of approximately $302,200, or $(0.02) per weighted average share, compared with a net loss of $78,200, or $(0.01) per weighted average share for the same period last year.

Paul Demirdjian, Chief Executive Officer of Jagged Peak, Inc. commented, “We continue to be excited about our overall momentum in 2007 and the long-term outlook of our Company. We are continuing to add additional resources to our team to be able to meet the growing demand for our platform (EDGE 6i) and to manage the projected growth that we expect to see in the coming quarters. We recently announced our success in re-signing several of our existing client agreements, demonstrating our client’s approval of our product and services.” Mr. Demirdjian also commented, “We continue to work towards our 2007 growth objectives, both by protecting our current client base and increasing our new sales channels.”

Andrew J. Norstrud, Chief Financial Officer of Jagged Peak, Inc., commented, “The Company continues to make significant investments in our sales and marking strategy, infrastructure and production capacity. Although our successes are not necessarily reflected in our first two quarter financial statements, we continue to create the foundation for Jagged Peak’s future growth expectations. The Company continues to accomplish the 2007 goals and objectives, while maintaining our management’s expectation of being EBITDA positive.” Mr. Norstrud also commented, “In the third and fourth quarter of 2007 management will begin its investor relations strategy, which will include, but not be limited to, creating potential investor awareness, increasing the number of shares that can trade on the open market, without unnecessarily diluting the current inventors and active communication with our current investors.”

EBITDA for the 26-week period ended June 29, 2007 was approximately $20,100 compared to approximately $258,400 in the comparable period of the prior year. The decrease in the EBITDA directly relates to the decrease of margin and the non-capitalization EDGE enhancements. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization costs. The Company also excludes the cumulative effect of a change in accounting principle, discontinued operations, and the impact of restructuring and other charges from the computation. The Company believes EBITDA is a useful measure of operating performance before the impact of investing and financing transactions, making comparisons between companies’ earnings power more meaningful and providing consistent comparisons of the Company’s performance. In order to provide consistent comparisons of year-over-year EBITDA, the following reconciliation is provided.

	For the period ended
	June 29, 2007	June 30, 2006
Net loss as reported	$(302,200)	$(78,200)
Income tax benefit	(152,600)	(34,500)
Interest expense	265,900	105,600
Depreciation and amortization	209,000	265,500

EBITDA	$20,100	$258,400

USE OF GAAP AND NON-GAAP MEASURES

In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), the Company has included in this report earnings “EBITDA,” with EBITDA being defined by the Company as earnings before interest, taxes, depreciation and amortization. The Company also excludes the cumulative effect of a change in accounting principle, discontinued operations, and the impact of restructuring and other charges from the computation of EBITDA. For each non-GAAP financial measure, the Company has presented the most directly comparable GAAP financial measure and has reconciled the non-GAAP financial measure with such comparable GAAP financial measure.

These non-GAAP financial measures provide useful information to investors to assist in understanding the underlying operational performance of the Company. Specifically, EBITDA is a useful measure of operating performance before the impact of investing and financing transactions, making comparisons between companies’ earnings power more meaningful and providing consistent period-over-period comparisons of the Company’s performance. In addition, the Company uses these non-GAAP financial measures internally to measure its on-going business performance and in reports to bankers to permit monitoring of the Company’s ability to pay outstanding liabilities.

About Jagged Peak, Inc.

Jagged Peak, Inc. (OTCBB: JGPK), is a global provider of enterprise commerce, demand management, and fulfillment logistics solutions and services. The Company’s flagship product, EDGE (E-business Dynamic Global Engine), is a completely web-based software application that enables companies to automate and optimize order management, inventory and fulfillment business processes across multiple distribution points, customers, suppliers, and partners in real-time.

Jagged Peak serves a growing list of global clients in multiple industry segments including financial services, insurance, pharmaceutical, travel and tourism, automotive, manufacturing, and consumer goods. Deloitte and Touche’s Fast 50/Fast 500 program has recognized Jagged Peak as one of America’s fastest growing technology companies for four consecutive years (2000-2004). For more information, visit www.jaggedpeak.com.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers’ acceptance of our products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the market, increased competition, our ability to attract and retain qualified personnel, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in the Jagged Peak, Inc. periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-KSB for its fiscal year ended December 29, 2006.

-Tables Follow-

Jagged Peak, Inc.

Statements of Operations (Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 29, 2007	June 30, 2006	June 29, 2007	June 30, 2006
Revenue
Gross revenue	$3,874,500	$3,556,500	$8,077,100	$7,213,400
Discounts, freight and other	(687,300)	(667,700)	(1,621,900)	(1,355,800)

Net revenues	3,187,200	2,888,800	6,455,200	5,857,600

Cost of sales	2,433,500	2,168,200	5,016,500	4,401,600

Gross profit	753,700	720,600	1,438,700	1,456,000

Operating expenses:

General and administrative expenses	840,100	699,900	1,627,600	1,455,200

Operating profit (loss)	(86,400)	20,700	(188,900)	800

Other expenses:
Interest expense	136,500	65,700	265,900	105,600
Loss on disposal of assets		7,900		7,900

Total other expenses	136,500	73,600	265,900	113,500

Loss before tax benefit	(222,900)	(52,900)	(454,800)	(112,700)

Provision for income tax benefit	(76,700)	(16,000)	(152,600)	(34,500)

Net loss	$(146,200)	$(36,900)	$(302,200)	$(78,200)

Weighted average number of common shares outstanding – basic & fully diluted	13,949,837	13,927,631	13,918,213	13,855,948

Net loss per share – basic & fully diluted	$(0.01)	$(0.00)	$(0.02)	$(0.01)

Jagged Peak, Inc.

Balance Sheet

June 29, 2007 (Unaudited)

Assets
Current assets:
Cash	$459,800
Accounts receivable, net of allowance for doubtful accounts of $100,000	1,297,900
Other receivable	129,500
Work in process, net of allowance of $20,000	258,300
Deferred tax asset	67,700
Deposits and other current assets	442,300

Total current assets	2,655,500

Property and equipment, net of accumulated depreciation of $1,606,900	329,200

Other assets:
EDGE Platform, net of accumulated amortization of $1,207,700	87,700
Deferred tax asset	1,267,700
Other assets	468,700

Total long-term assets	2,153,300

Total assets	$4,808,800

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, trade	$1,034,800
Accrued payroll	305,000
Other accrued expenses	37,100
Deferred rent	20,300
Revolving note, $900,000 available at June 29, 2007	—
Notes payable, current portion	315,000
Deferred revenue and customer deposits	755,100

Total current liabilities	2,467,300

Long-term liabilities:
Notes payable, net of current portion	1,685,000
Deferred rent	109,300

Total long-term liabilities	1,794,300

Stockholders’ equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized; no shares issued or outstanding;
Common stock, $.001 par value; 70,000,000 shares authorized;
13,949,837 shares issued and outstanding	14,000
Additional paid-in capital	3,309,400
Accumulated deficit	(2,776,200)

Total stockholders’ equity	547,200

Total liabilities and stockholders’ equity	$4,808,800